Exhibit 21.5

MVC AUTOMOTIVE GROUP GMBH

CONSOLIDATED FINANCIAL STATEMENTS (US GAAP)

December 31, 2015

(in thousands of Euro)

Index

Independent Auditors’ Report

Consolidated Financial Statements	I
Consolidated Balance Sheet as of December 31, 2015
Consolidated Statement of Income for the year ended December 31, 2015
Consolidated Statement of Comprehensive Income for the year ended December 31, 2015
Consolidated Statement of Cash Flow for the year ended December 31, 2015
Consolidated Statement of Shareholders’ Equity for the year ended December 31, 2015

Notes to the Consolidated Financial Statements	II

To the management of

MVC Automotive Group GmbH

Brünner Straβe 66

1210 Vienna

October 27, 2016

Independent Auditors’ Report

We have audited the accompanying consolidated financial statements of MVC Automotive Group GmbH and its subsidiaries, which comprise the consolidated balance sheet as of December 31, 2015 and the related consolidated statements of comprehensive income, of shareholders’ equity and cash flow for the year then ended and the related notes.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risks assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Managing Directors: WP/StB Mag. Friedrich Baumgartner, WP/StB Mag. Horst Bernegger, WP/StB Mag. Dr. Christine Catasta, WP/StB Mag. Liane Hirner, WP/StB Mag. Werner Krumm, WP/StB Mag. Dr. Asian Milla, WP/StB Mag. Peter Pessenlehner, WP/StB Mag. Dr. Anton Pichler, WP/StB Mag. Gerhard Prachner, WP/StB Mag. Birgit Pscheider, WP/StB Dipl.Kfm.Univ. Dorotea-E. Rebmann, WP/StB Mag. Alexandra Rester, WP/StB Mag. Jürgen Schauer, WP/StB Mag. Bettina Maria Szaurer, WP/StB Mag. Ute Unden-Schubert, WP/StB MMag. Frédéric Vilain, WP/StB Mag. Günter Wiltschek, WP/StB Mag. Felix Wirth Domicile: Vienna; Company Register: FN 88248 b, Commercial Court of Vienna; DVR: 0656071; VAT number: ATU16124600; WT: 800834 PwC refers to the PwC network and/or one or more of its member firms, each of which is a separate legal entity. Please see www.pwc.com/structure for further details.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MVC Automotive Group GmbH and its subsidiaries as of December 31, 2015 and the results of their operations and their cash flow for the year then ended December 31, 2015 in accordance with accounting principles generally accepted in the United States of America.

Emphasis of a matter — going concern

We draw attention to Note 2 (“Going Concern”) to the consolidated financial statements, where it is indicated that management has prepared the consolidated financial statements of one of the Company’s subsidiaries (Somotra N.V., Belgium) as of December 31, 2015 under the assumption of going concern. Such assumption is only justified as long as the subsidiary continues receiving the financial support from its shareholders to support its subsidiary or has access to other financial means. The consolidated financial statements as of December 31, 2015 have not been subject to adjustments that might become necessary should the Company no longer be able to continue as a going concern.

Emphasis of matter — Litigation

We draw attention to the ongoing legal dispute with regard to the insolvency of the subsidiary Cegeac S.A., Belgium. It cannot be estimated at present if and to what extend risks arise from these proceedings. Thus, no provision was set up in the financial statements. For more details, we refer to Note 12 to the consolidated financial statements.

Our opinion is not modified with respect to these matters.

Alexandra Rester

PwC Wirtschaftsprüfung GmbH

CONSOLIDATED FINANCIAL STATEMENTS	MVC AUTOMOTIVE GROUP	December 31, 2015

I.                                        CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED BALANCE SHEET

December 31,
2015
Assets	in EUR thsd.
Cash and cash equivalents	€2,175
Trade accounts receivable, net	€9,083
Inventories, net	€32,908
Amounts due from related parties short-term	€494
Prepaid expenses and other assets	€3,155
Total current assets	€47,815
Other intangible assets, net	€27
Property, plant and equipment, net	€26,382
Deferred tax assets	€826
Total non-current assets	€27,235
Total assets	€75,050

Liabilities and shareholders’ equity

Bank loans short-term	€6,166
Current portion of long-term financial liabilities	€4,804
Trade accounts payable	€4,075
Customer advances/prepayments	€1,016
Financial payables for acquisition of cars	€37,557
Financial liabilities due to related parties short-term	€1,709
Finance lease liabilities short-term	€219
Short-term personnel provisions	€135
Accrued expenses and other short term liabilities	€5,921
Income taxes payable	€1

Total current liabilities	61,602

Long-term personnel provisions	€3,016
Bank loans long-term	€7,758
Finance lease liabilities long- term	€1,995
Total non-current liabilities	€12,770

Share capital	€100
Capital reserves	€26,158
Retained earnings	€(24,966)
Accumulated other comprehensive loss	€(613)
Total shareholders’ equity	€679
Total liabilities and shareholders’ equity	€75,050

The notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENT OF INCOME

for the year ended
December 31, 2015
in EUR thsd.

Revenue	€166,016
Cost of sales	€(153,588)
Gross profit	€12,428

Operating expenses:
Sales, administrative, and other expenses	€(17,468)
Total operating expenses	€(17,468)

Other operating income:
Income from disposal of property, plant and equipment	€103
Miscellaneous operating income	€217
Total other operating income	€320
Operating income/(loss)	€(4,720)

Interest income	€70
Interest expense	€(1,710)
Foreign exchange adjustments (financial)	€(85)
Other financial result	€(90)
Loss before income taxes	€(6,535)

Income tax benefits/(expenses)	€(50)
Net loss	€(6,585)

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

for the year ended
December 31, 2015
in EUR thsd.

Net income	€(6,585)
Other comprehensive loss, net of tax:
Actuarial losses *	€133
Translation adjustments	€68

Other comprehensive loss	€201
Comprehensive loss	€(6,384)

* net of tax effects of EUR 44 thsd.

The notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENT OF CASH FLOW

for the year ended
December 31, 2015
Operations	in EUR thsd.
Net loss	€(6,585)
Adjustments to reconcile net income to net cash from operations:
Depreciation and amortization	€1,791
Net recognized losses (gains) on disposal of tangible and intangible assets	€(103)
Deferred income taxes	€40
Provisions	€54
Changes in operating assets and liabilities:
Accounts receivable	€(1,512)
Inventories	€7,533
Other current assets	€1,123
Accounts payable	€(3,950)
Other current liabilities	€1,667
Other long-term liabilities	€(203)
Net cash (used in) operating activities	€(146)

Investing
Purchases of property, plant and equipment and intangible assets	€(1,545)
Proceeds from disposal of property, plant and equipment and intangible assets	€573
Net cash (used in) investing activities	€(972)

Financing
Repayments of debt	€(1,742)
Common stock issued	€4,000
Net cash provided by financing activities	€2,258

Effect of exchange rates	€176

Net change in cash and cash equivalents	€1,317
Cash and cash equivalents, beginning of period	€858
Cash and cash equivalents, end of period	€2,175

Supplemental disclosures
Interest paid, net of capitalized interest	€(1,710)
Income tax paid, net	€(7)

The notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY

for the year ended

December 31, 2015

in EUR thsd.

				Other
	Share	Capital	Retained	comprehe
in EUR thsd	capital	reserves	earnings	n-sive loss	Total
Balance at December 31, 2014	€100	22,158	(18,381)	(813)	3,064
Capital increase	€0	4,000	0	0	4,000
Net loss	€0	0	(6,585)	0	(6,585)
Other comprehensive loss	€0	0	0	201	201
Balance at December 31, 2015	€100	26,158	(24,966)	(612)	679

The notes are an integral part of these consolidated financial statements.

II.                                   NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE           1                                         BACKGROUND AND COMPANIES INCLUDED

These Consolidated Financial Statements (together “MVC Automotive Group”) include the accounts of:

•               MVC Automotive Group GmbH (Vienna)

•               MVC Automotive Austria GmbH (Vienna)

•               MVC Immobilien GmbH (Vienna)

•               MVC Motors GmbH (Vienna)

•               Somotra N.V. (Brussels),

•               Bromalease N.V. (Brussels),

•               Auto Motol Beni A.S. (Prague), and

•               BE & NI Group A.S. (Prague)

MVC Automotive Group GmbH is 100% owned by MVC Capital Inc.

Due to insolvency proceedings in regard to the Belgium subsidiary Cegeac S.A. (Note 12), MVC Automotive Group’s ability to access accounting records are limited. It was not possible to obtain sufficient and reliable evidence about the amounts and disclosures in the annual accounts of Cegeac S.A. for the business years 2014 and 2013.

Therefore as of December 31, 2013 and 2014 a combined balance sheet and then combined financial statements including all subsidiaries of MVC Automotive Group GmbH, Austria, except Cegeac S.A. and the parent company MVC Automotive Group GmbH itself have been prepared.

As of December 31, 2015 consolidated financial statements including MVC Automotive Group GmbH, Austria, and all subsidiaries of MVC Automotive Group GmbH have been prepared for the first time. Therefore an opening balance as of January 1, 2015 has been prepared.

MVC Automotive Group B.V. was established in September 2007, and thereupon acquired nine Ford dealerships in the capitals of Belgium, Netherlands and Austria. In 2008, two dealerships in Prague were restructured under MVC Automotive Group B.V. MVC Automotive Group is wholly owned by MVC Capital Inc., USA. Today MVC Automotive Group represents 7 brands: Ford, Mazda, Volvo, Land Rover, Jaguar, Fiat and Alfa Romeo.

In 2013 the former Dutch holding company, MVC Automotive Group B.V. was merged into the newly established Austrian holding company, MVC Automotive Group GmbH. After the cross-border merger, the MVC Automotive Group has the following current structure. All subsidiaries included in “MVC Automotive Group” are 100% owned by MVC Automotive Group GmbH, Vienna.

NOTE    2              BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (US GAAP). MVC Automotive Group has elected to use the EURO as its reporting currency. Management believes the assumptions underlying the consolidated financial statements are reasonable. However, the consolidated financial statements may not necessarily reflect MVC Automotive Group’s results of operations, financial position and cash flows in the future or what its results on operations, financial position and cash flows would have been, had each of the entities included in MVC Automotive Group been a standalone entity during the periods presented.

Intercompany transactions and balances between the companies included in the consolidated financial statements have been eliminated.

The assets and liabilities of the companies are stated at historical costs and are included in the consolidated financial statements of MVC Automotive Consolidated Group from the beginning of the earliest period presented as if they had always been part of the Consolidated Group.

GOING CONCERN

The consolidated financial statements are prepared under the assumption that the Consolidated Group continues in operation for the foreseeable future.

Notwithstanding our subsidiary in Belgium Somotra N.V. recorded a net loss of EUR 4.4 million and our Austrian Subgroup of EUR 2.2 million in 2015.

Therefore, Somotra N.V. has going concern issues.

After a period of sustained losses, the Board took several measures and actions in 2014/2015. In Vienna and Belgium, work force was significantly reduced. The workforce reductions will affect represented and non-represented hourly and salaried employees and will be achieved through a combination of retirements and involuntary separations. Restrictive cost cutting measures were set in the whole Group.

The going concern assumption especially relating to Somotra N.V., Belgium, further is based on the measures described in Note 17 and letters dated April 10, 2015, February 25, 2016 and September 14, 2016 of financial support provided by MVC Capital Inc. New York, USA to the Board of Directors of Somotra N.V.

By letter dated April 10, 2015 MVC Capital Inc. has confirmed that:

•                  It will infuse up to EUR 2 million in equity or debt capital in Somotra N.V. if additional cash is required by Somotra N.V., Drogenbos, Belgium to pay its debts as they mature and for general purpose.

•                  It will cause MVC Automotive Group GmbH, a wholly owned and controlled affiliate of MVC Capital Inc., to forgive or convert into equity to Somotra N.V., Drogenbos, Belgium up to EUR 1.5 million of intercompany loans.

In 2015, debt capital has been infused based on the stipulations of the support letter.

By letter dated February 25, 2016 MVC Capital Inc. has confirmed that:

•                  On December 22, 2015, Somotra N.V. has entered into an agreement with Coventry Motors SA / NV to sell the majority of its assets and certain liabilities. When the notary deed is received and the real estate assets are transferred (expected in April 2016), Somotra N.V. will receive approximately EUR 5.6 million. At this point, it is the intention of MVC Capital Inc. to liquidate the remaining assets and pay off in full all third party liabilities. However, it has been anticipated that Somotra N.V. will suffer a deficit. The final amount of which is not determined and certain intercompany debt owed to MVC Automotive Group will not be repaid in full (see Note 15).

•                  From February 25, 2016, through the date of the shareholder’s meeting held to approve the statutory accounts as of December 31, 2015 of Somotra N.V., MVC Capital Inc. will take all reasonable steps to cause MVC Automotive Group GmbH to forgive any intercompany loans that would remain unpaid following the liquidation of Somotra’s assets, or will take any actions that would have a similar result in order to avoid the bankruptcy of Somotra N.V.

•                  MVC Capital Inc. will suggest to the Board of Directors of Somotra N.V., in application of Article 633 of the Companies Code in Belgium, to propose to MVC Capital Inc. as ultimate shareholders to cease its activities once the proceeds from the liquidation of Somotra’s assets are incurred.

Both financial support letters were valid until the date of the shareholder’s meeting of Somotra N.V., Drogenbos, Belgium held on October 17, 2016 to approve the statutory accounts as of December 31, 2015 of Somotra N.V.

By letter dated September 14, 2016 MVC Capital Inc. has confirmed that:

•                  MVC Capital Inc. hereby confirms that it is their intention that, from the date of this letter through December 31, 2016 they will take reasonable steps to cause MVC Automotive Group to forgive any intercompany loans that would remain unpaid following the liquidation of Somotra’s assets.

The letter is valid until December 31, 2016 as the intention still is to liquidate as soon as possible the remaining assets and pay-off in full all third party liabilities. However, we anticipate that the Company will suffer a deficit the final amount of which is not determined and that certain Intercompany debt owed to MVC Automotive Group will not be repaid in full.

On December 22, 2015 an asset purchase agreement was signed between MVC Automotive Group GmbH and Coventry SA in which all assets of Somotra have been transferred. With this transaction MVC Automotive Group has left the Belgian market. All remaining receivables and liabilities in Somotra will be offset. The purchase price of EUR 5.8 million will be primarily used to repay remaining liabilities. Due to the contract the cash inflow related to this transaction was agreed to take place in several steps in 2016.

In the course of the transaction, all assets have been sold, all third party liabilities have been repaid and all intercompany loans have been forgiven. This partly took place in 2015 and 2016.

The sales contract has been closed due to the notary deed being received on April 6, 2016 and therefore the assets have been transferred to Coventry Motors S.A./N.V.

To improve the capital structure and preserve liquidity of its Austrian operations a further recapitalization of the MVC Automotive Group GmbH by MVC Capital Inc. by an amount of EUR 4 million took place in 2015. Cash payments were made in May 2015 of EUR 1 million, in October 2015, EUR 1.5 million, in November 2015 EUR 0.5 million and in December 2015 EUR 1 million.

An additional short term loan of EUR 1.5 million from MVC Capital Inc. was granted to MVC Automotive Group GmbH in June 2016 and another EUR 1.5 million in October 2016.

Management prepared the consolidated financial statements under the going concern principle as management confirms that future financing a repayment of debts is secured, as sufficient funding and credit lines exists. Additionally, the MVC Automotive Group GmbH received shareholder contributions from MVC Capital Inc., USA totaling EUR 4,000,000 (granted on May 29, 2015 EUR 1,000k; October 20, 2015 EUR 1,500k; November 20, 2015 EUR 500k; December 3, 2015 EUR 1,000k) in 2015. In 2016, the MVC Automotive Group GmbH received another EUR 1,600k as loan from MVC Capital Inc, USA. The going concern issues of Somotro NV, Belgium have been solved by the sale of the business to Coventry Motors SA / NV in late December 2015 and the support letters dated April 10, 2015, February 25, 2016 and September 14, 2016.

BASIS OF CONSOLIDATION

The consolidated financial statements include the accounts of MVC Automotive Group GmbH (Vienna) and its subsidiaries.

Intercompany transactions and balances have been eliminated. Equity investments through which we exercise significant influence over but do not control the investee and are not the primary beneficiary of the investee’s activities are accounted for using the equity method. Investments through which we are not able to exercise significant influence over the investee and which do not have readily determinable fair values are accounted for under the cost method.

Subsidiaries are all entities over which MVC Automotive Group GmbH has the power to govern the financial and operating policies. Subsidiaries are fully consolidated from the date on which control is transferred to MVC Automotive Group and are deconsolidated from the date on which MVC’s control ceases.

BUSINESS COMBINATIONS

ASC Topic 805 (“Business Combinations”) requires that companies record acquisitions under the purchase method of accounting. Accordingly, the purchase price is allocated to the tangible assets and liabilities and intangible assets acquired, based on their estimated fair values. The excess purchase price over the fair value is recorded as goodwill. Purchased intangibles with definite lives are amortized over their respective useful lives. When a bargain purchase incurs, which is the case when the fair value of the acquired business exceeds the purchase price, this surplus in fair value is recognized as a gain from bargain purchase.

USE OF ESTIMATES

The preparation of the consolidated financial statements in conformity with US GAAP requires management to make estimates, judgments and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Significant items subject to such estimates and assumptions include, but are not limited to long-lived asset and indefinite-lived intangible asset impairment analyses, asset retirement obligations, warranty obligations, restructuring accruals, valuation of deferred taxes, obligations related to income taxes, obligations related to employee benefits and the useful lives of property and equipment.

Actual results could differ from those estimates. Future changes in economic conditions may have a significant effect on such estimates made by management. Management believes the following significant accounting policies affect its more significant estimates, judgments and assumptions used in the preparation of our consolidated financial statements.

RECENT ACCOUNTING PRONOUNCEMENTS

In June 2016 the FASB issued an update on the measurement of credit losses on financial instruments. The amendments replace the incurred loss impairment methodology in current GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to credit loss estimates. The amendments are effective for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021. Early adoption is permitted for all entities for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. We anticipate this standard will have impact on our consolidated financial statements, and we are currently evaluating its impact.

In May 2016 the FASB issued an update related to revenue from contracts with customers to clarify the guidance on assessing the collectibility criteria, presenting sales taxes and other similar taxes collected from customers, considering noncash, contract modifications at transition, completed contracts at transition and technical correction.

The amendments in this update affect the guidance in Accounting Standard “revenue from contracts with customers”, which is not yet effective. The new standard will be effective for annual reporting periods beginning after December 15, 2017 and early adoption is permitted, but only for periods beginning after December 15, 2016. We anticipate this standard will have impact on our consolidated financial statements, and we are currently evaluating its impact.

In April 2016 the FASB issued an update on the recognition of revenue from contracts with customers to identify performance obligations and to clarify the accounting for licenses of intellectual property. The amendments in this update affect the guidance in Accounting Standard “revenue from contracts with customers”, which is not yet effective. The new standard will be effective for annual reporting periods beginning after December 15, 2017 and early adoption is permitted, but only for periods beginning after December 15, 2016. We anticipate this standard will have impact on our consolidated financial statements, and we are currently evaluating its impact.

In March 2016 the FASB issued a standard related to the recognition of revenue from contracts with customers to clarify the principal versus agent considerations in its new revenue recognition standard. The amendments in this update affect the guidance in Accounting Standard “revenue from contracts with customers”, which is not yet effective. The new standard will be effective for annual reporting periods beginning after December 15, 2017 and early adoption is permitted, but only for periods beginning after December 15, 2016. We anticipate this standard will have impact on our consolidated financial statements, and we are currently evaluating its impact.

In February 2016 the FASB issued an update to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. The main difference between previous GAAP and Topic 842 is the recognition of lease assets and lease liabilities by lessees for those leases classified as operating leases under previous GAAP. The amendments are effective for fiscal years beginning after December 15, 2019. We anticipate this standard will have impact on our consolidated financial statements, and we are currently evaluating its impact.

In November 2015 the FASB issued an update to simplify the presentation of deferred income taxes, the amendments in this update require that deferred tax liabilities and assets be classified as noncurrent in a classified statement of financial position. The amendments are effective for fiscal years beginning after December 15, 2017. We anticipate this standard will have impact on our consolidated financial statements and we will change the presentation of deferred tax assets and liabilities on face of the balance sheet to comply with the amendments.

In July 2015 the FASB issued an amendment to the accounting standards to align the measurement of inventory according to US GAAP more closely to the measurement of inventory in IFRS. The amendment is effective for fiscal years beginning after December 15, 2016 and we expect no impact on our consolidated financial statements once adopted.

In August 2014 the FASB issued updated guidance in relation to going concern disclosure requirements. The amendments provide guidance about management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern. This guidance is effective for annual periods ending after December 15, 2016, and we are currently evaluating its impact.

In May 2014 the FASB issued a new standard related to revenue recognition. Under the new standard, recognition of revenue occurs when a customer obtains control of promised goods or services in an amount that reflects the consideration to which the entity expects to receive in exchange for those goods or services. In addition, the standard requires disclosure of the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The new standard will be effective for annual reporting periods beginning after December 15, 2017 and early adoption is permitted, but only for periods beginning after December 15, 2016. We anticipate this standard will have impact on our consolidated financial statements, and we are currently evaluating its impact.

SIGNIFICANT ACCOUNTING POLICIES

REVENUE RECOGNITION

Revenue for sales of vehicles and service parts is recognized when persuasive evidence of an agreement exists, the risks and rewards of ownership have transferred to the customer, delivery has occurred or services have been rendered, the price of the transaction is fixed and determinable and collectability is reasonably assured. For vehicles, this is generally when the vehicle is released to the customer. Revenues are recognized net of discounts, including but not limited to, cash sales incentives, customer bonuses and rebates granted. Shipping and handling costs are recorded as cost of sales in the period incurred.

We use price discounts to adjust vehicle pricing in response to a number of market and product factors, including: pricing actions and incentives offered by competitors, economic conditions, sales incentive programs received, the intensity of market competition, consumer demand for the product.

We offer customers the opportunity to purchase separately-priced extended warranty and service contracts. In addition, from time to time we sell certain vehicles with a service contract included in the sales price of the vehicle. The service contract and vehicle qualified as separate units of accounting in accordance with the accounting guidance for multiple-element arrangements. The revenue from these contracts, as well as our separately-priced extended warranty and service contracts, is recorded as a component of Deferred Revenue in the accompanying consolidated financial statements at the inception of the contract and is recognized as revenue over the contract period in proportion to the costs expected to be incurred based on historical information. A loss on these contracts is recognized if the sum of the expected costs for services under the contract exceeds unearned revenue.

COST OF SALES

Our income statement classifies our Automotive total costs and expenses into two categories: (i) cost of sales, and (ii) selling, administrative, and other expenses. We include within cost of sales those costs related to the purchase and distribution of our vehicles, parts, and services. Specifically, we include in cost of sales each of the following: purchase costs of new and used vehicles; service parts; freight costs; warranty; labor and other costs related to the purchase of our products and services rendered; depreciation and amortization and other associated costs. We include within selling, administrative, and other expenses labor and other costs not directly related to the purchase of our products and services rendered, including such expenses as advertising and sales promotion costs. Advertising, sales promotion and other product-related costs are also expensed as incurred.

We record the revenues of incentive programs offered by the manufacturer as a reduction to cost of sales at the time of the purchase from the manufacturer.

We establish reserves for product warranty obligations, including the estimated cost of these services, when the related sale is recognized. The estimated future costs of these actions are principally based on assumptions, as well as historical claims experience for our vehicles.

Costs associated with these actions are recorded in Cost of Sales.

RESTRUCTURING ACTIONS —EXIT AND DISPOSAL ACTIVITIES

We account for employee separation, exit and disposal activities in accordance with the relevant accounting guidance on these topics. Actions associated with restructuring plans include, but are not limited to, workforce reductions, capacity adjustments.

Costs associated with these actions may include, but are not limited to, employee severance, accelerated post-employment benefits, relocations, contract terminations, and legal claims.

Post-employment benefits accrued for workforce reductions related to restructuring activities are recorded in the period when it is probable that employees will be terminated. The restructuring actions as described in Note 17 did not lead to additional accruals for post-employment benefits.

Other associated costs such as relocations, contract terminations are recorded when the costs are incurred. Costs associated with actions that will exceed one year are reflected on a discounted basis.

INCOME TAXES

MVC Automotive Austria GmbH is a group parent for corporate income tax purposes for MVC Immobilien GmbH and MVC Motors GmbH. Under group taxation provisions in Austria, the profits and losses of group members are offset, reducing the basis for calculating corporate income tax. Therefore MVC Automotive Austria GmbH is the only entity recognized for corporate income tax purposes for group taxation.

Our other subsidiaries are classified as separate entities for income tax purposes. Our subsidiaries’ income or loss is included in the income tax returns of their respective countries.

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for net operating loss and tax credit carryforwards and the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and the respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in the rates is recognized in income in the period that includes the enactment date. Valuation allowances on deferred tax assets are recognized if it is more likely than not that the benefit from the deferred tax asset will not be realized. In addition, current income taxes include adjustments to accruals or uncertain tax positions and related interest expense or income.

CASH AND CASH EQUIVALENTS

Highly liquid investments with original maturities of three months or less at the date of purchase are classified as cash equivalents.

ACCOUNTS RECEIVABLE

Accounts receivable are stated at nominal value less an allowance for doubtful accounts.

A significant percentage of our accounts receivable is derived from sales of new and used vehicles to customers. In order to monitor potential credit losses, we perform ongoing credit evaluations of our customers’ financial conditions.

ALLOWANCE FOR DOUBTFUL ACCOUNTS

We maintain an allowance for doubtful accounts as a contra asset to our accounts receivable balances. A provision for probable losses is charged against selling, administrative and other expenses to maintain the allowance for doubtful accounts at an amount management believes represents the best estimate of potential losses related to specifically identified receivables, as well as probable losses inherent in all other receivables as of the balance sheet date. Management periodically and systematically evaluates the adequacy of the allowance for doubtful accounts by reviewing historical loss experience, delinquency statistics and other factors in the economy that are expected to have an impact on the losses incurred, in addition to specifically identified probable losses. As of December 31, 2015 the allowance for doubtful debts amounts of EUR 645 thsd. As of December 31, 2015 the amount of past due receivables without allowance recorded is insignificant.

INVENTORIES

Inventories are stated at acquisition cost, subject to the lower of cost or market. Cost includes net prices paid for vehicles and spare parts purchased, charges for freight and overhead related to the purchase of inventories. MVC regularly reviews inventory quantities on hand, stock turn ratios, future purchase commitments with our suppliers, and the estimated utility of our inventory. These reviews include analysis of demand forecasts, current sales levels, pricing strategy, and cost trends. Used cars shall be reviewed monthly based on Eurotax-valuation. If our review indicates a reduction in utility below carrying value, we reduce our inventory to a new cost basis through a charge to cost of sales. The determination of market value and the estimated volume of demand used in the lower of cost or market analysis require significant judgment. The costing methodology for the cost of inventory within the MVC Automotive Group is at average cost.

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is generally provided using the straight-line method over the estimated useful lives of the assets.

Capital leased assets are recorded at the present value of future lease obligations. Depreciation is calculated using the straight-line method over the estimated useful lives. Leasehold improvements are depreciated over the lesser of the estimated useful life of the leasehold improvement or the term of the underlying lease. Maintenance is expensed during the financial period in which they incurred.

Estimated useful lives of the assets are as follows:

Asset	Useful life
Buildings	10-30 years
Technical plants and equipment	5-10 years
Other machinery and plants	3-5 years
Prepayments and assets under construction	—

IMPAIRMENT OF LONG-LIVED ASSETS

Long-lived assets held and used (such as property, plant and equipment) are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. Recoverability of an asset or asset group to be held and used is measured by a comparison of the carrying amount of an asset or asset group to the estimated undiscounted future cash flows expected to be generated by the asset or group of assets. If the carrying amount of an asset or asset group exceeds its estimated undiscounted future cash flows, an impairment charge is recognized for the amount by which the carrying amount of the asset or group of assets exceeds the fair value of the asset or group of assets.

OTHER INTANGIBLE ASSETS

Intangible assets that have a definite useful life are generally amortized over their respective estimated useful lives, on a straight-line basis. The estimated useful lives of the intangible assets are reviewed by management each reporting period and whenever changes in circumstances indicate that the carrying value of the assets may not be recoverable.

FOREIGN CURRENCY

The functional currency of the companies included in these consolidated financial statements is the respective entity’s local currency. The assets and liabilities of our foreign operations, where the functional currency is the respective entity’s local currency, are translated into EUR using the exchange rate in effect as of the balance sheet date. Income statement amounts are translated at the average exchange rate prevailing during the period. The resulting translation adjustments are recorded as a component of accumulated other comprehensive income (AOCI).

Foreign currency exchange gains and losses arising from fluctuations in currency exchange rates on transactions and the effects of remeasurement of monetary balances denominated in currencies other than the functional currency are recorded in earnings as incurred and are included in other income.

FAIR VALUE MEASUREMENTS

The measurement of fair value is based on a three-tier hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1 — Quoted prices are available in active markets for identical assets or liabilities as of the balance sheet date. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2 — Pricing inputs are other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the balance sheet date. Level 2 includes those financial instruments that are valued using models or other valuation methodologies. These models are primarily industry-standard models that consider various assumptions, including quoted forward prices for commodities, time value, volatility factors and current market and contractual prices for the underlying instruments, as well as other relevant economic measures. Substantially all of these assumptions are observable in the marketplace throughout the full term of the instrument and can be derived from observable data.

Level 3 — Pricing inputs include significant inputs that are generally less observable from objective sources. These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value. Assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the valuation of assets and liabilities and their placement within the fair value hierarchy.

At each balance sheet date, we perform an analysis of all instruments potentially subject to fair value measurement and include in Level 3 all of those whose fair value is based on significant unobservable inputs.

As of December 31, 2015 MVC Automotive Consolidated Group’s financial instruments measured at fair value primarily consists of Level 1 financial instruments such as cash and cash equivalents.

We measure debt at fair value for purposes of disclosure (see Note 10) using quoted prices from similar public debt with approximately the same remaining maturities, where possible. Where quoted prices are not available, we estimate fair value using discounted cash flows and market-based expectations for interest rates, credit risk, and the contractual terms of the debt instruments. For certain short-term debt with an original maturity date of one year or less, we assume that book value is a reasonable approximation of the debt’s fair value. The fair value of debt is categorized within Level 2 of the hierarchy.

NOTE    3              ACCUMULATED OTHER COMPREHENSIVE LOSS

The components of AOCI as of December 31, 2015 were as follows (in EUR thsd):

	Actuarial
	gains	Translation
	(losses)	adjustments	Total
Balance at December 31, 2014	(580)	(234)	(814)
Total gain (loss) recorded in OCI	177	68	245
Tax effect	(44)	0	(44)
Balance at December 31, 2015	(447)	(166)	(613)

Actuarial losses reclassified from other comprehensive loss to operating loss were EUR 40 thsd. in the year ended December 31, 2015.

NOTE    4              INVENTORIES

The components of inventories as of December 31, 2015 were as follows (in EUR thsd):

2015
Raw materials and supplies	2,149
New cars	24,848
Used cars	5,911
Total	32,908

As of December 31, 2015 an inventory valuation allowance of EUR 464 thsd was recorded. Thereof an amount of EUR 0 thsd is based on applying the lower-cost-or-market rule to new cars.

NOTE    5              PROPERTY, PLANT AND EQUIPMENT, NET

The components of property, plant and equipment as of December 31, 2015 were as follows (in EUR thsd):

	Range of
	Useful Lives
	(years)	2015
Land and buildings	10-30	34,219
Machinery, equipment and others	3-10	6,839
Prepayments (tangible assets) and
Assets under construction		230
		41,288
Accumulated depreciation		(14,906)
Total		26,382

Czech subsidiaries reduced their level of display cars and company cars on their books, resulting in income from the disposal of property, plant and equipment of EUR 103 thsd. in 2015. Proceeds from disposal of assets amount to EUR 573 thsd. in 2015.

Depreciation of property, plant and equipment was EUR 1,586 thsd. in the year ended December 31, 2015.

NOTE    6              OTHER INTANGIBLE ASSETS, NET

The components of other intangible assets, net as of December 31, 2015 were as follows (in EUR thsd):

	Range of
	Useful Lives	2015
Concessions, Licenses and similar rights	3-5	1,010
Accumulated amortization		(984)
Total		27

Amortization for intangible assets was EUR 205 thsd. in the year ended December 31, 2015. The expected amortization for intangible assets for the next five years is insignificant.

NOTE    7              TRADE ACCOUNTS RECEIVABLE, NET

The components of trade accounts receivable, net as of December 31, 2015 were as follows (in EUR thsd):

2015

Trade accounts receivables	9,728
Allowance for doubtful accounts	(645)
Trade accounts receivables, net	9,083

NOTE    8              PREPAID EXPENSES AND OTHER ASSETS

The components of prepaid expenses and other assets as of December 31, 2015 were as follows (in EUR thsd):

2015
Sales and marketing incentives	352
Short-term tax receivables	1,335
Guarantees and deposits	601
Prepaid expenses	714
Other	153
Total	3,155

NOTE    9              ACCRUED EXPENSES AND OTHER SHORT-TERM LIABILITIES

The components of accrued expenses and other short-term liabilities as of December 31, 2015 were as follows (in EUR thsd):

Accrued Expenses and Other Liabilities	2015
Product warranty costs	198
Personnel costs	1,413
Taxes other than income taxes	1,519
Deferred income	314
Credit balances customers	943
Other	1,534
Total	5,921

NOTE    10           FINANCIAL LIABILITIES

The components of financial liabilities as of December 31, 2015 were as follows (in EUR thsd):

		2015
			Carrying
Financial liabilities < 1 year	Interest Rate	Fair Value	Value

Financial liabilities due to related parties short-term
MVC Inc.	fixed 5%	1,709	1,709
Total financial liabilities due to related parties short-term		1,709	1,709

Financial payables for acquisition of cars short-term
Car Financing Austria	variable 2.7 - 6.5%	25,871	25,871
Car Financing Czech Republic	variable 4.5 - 7.3%	8,686	8,686
Car Financing Belgium	variable 4.5 - 10.0%	3,000	3,000
Total financial payables for acquisition of cars short-term		37,557	37,557

Bank loans short-term
Revolving facilities Austria	variable 1.35 - 2.75%	5,117	5,117
Short-term loan Belgium	variable 3.5%	800	800
Other current accounts	floating	249	249
Total bank loans short-term		6,166	6,166

Finance lease liabilities short-term
Finance lease Belgium	variable 4%	10	10
Finance lease Austria	variable 3.6%	209	209
Total finance lease liabilities short-term		219	219

		2015
			Carrying
Financial liabilities > 1 year	Interest Rate	Fair Value	Value

Bank loans long-term
Loan BE & NI	fixed 6%	3,235	3,235
Loan AMB	variable 3%	288	288
Loan Somotra	fixed 5.71%	1,083	1,083
Loans Somotra	variable 1.75%	39	39
Loan MVC Immo, Austria	variable 1.95%	7,916	7,916
Total Bank loans long-term		12,561	12,561
thereof current portion long-term debt		4,804	4,804
thereof bank loans long-term		7,758	7,758

Finance lease liabilities long term
Finance lease Beligum	variable 4%	0	0
Finance lease Austria	variable 2.27 - 3.60%	1,995	1,995
Total finance lease liabilities long term		1,995	1,995

All financial liabilities are due in the year 2016, except the loan of MVC Immo, Austria, in the amount of EUR 7,915.6 thsd. And the finance lease Austria in the amount of EUR 1,995 thsd.

MVC Automotive Group and its subsidiaries borrow under separate short-term lines of credit with banks in the countries where they are located. The lines contain general provisions concerning renewal and continuance at the option of the banks.

Short-term lines of credit including lines for car financing amount to EUR 17 million as of December 31, 2015. The outstanding amount as of December 31, 2015 was EUR 7.4 million.

For a credit facility of EUR 7 million due in July 2017 with Erste Bank der oesterreichischen Sparkassen AG, Vienna, Austria, of which EUR 5.0 million were outstanding, the financing bank obtained a letter of comfort from MVC Capital Inc. The maturity of this credit facility could be extended to 2017 based on negotiations of the management with the bank in July 2016.

As of December 31, 2015 outstanding credit lines of EUR 13 million are secured by a mortgage on real estate. Thereof EUR 7.9 million are related to a loan of MVC Immobilien GmbH, Vienna, with Bawag PSK AG, Vienna, Austria. EUR 3.2 million are related to a loan of BE/NI Group a.s., Prague, Czech Republic, for the acquisition of the property in Orech, Czech Republic. Loans of Somotra N.V. Drogenbos, Belgium of EUR 1.9 millon with ING bank are secured by mortgage of real estate.

Outstanding credit lines of EUR 38.2 million for car financing are secured by reservation of title of the financed cars. In Austria the outstanding credit lines as of December 31, 2015 are with Santander Consumer Bank GmbH, Vienna, EUR 0.6 million, Ford Credit Europe Bank PLC, London, EUR 25.2 million and FCA Bank GmbH EUR 0.08 million.

In the Czech Republic, outstanding credit lines as of December 31, 2015 are with FCE Credit, s.r.o., Prague, EUR 7.2 million, sAutoleasing a.s., Prague, EUR 0.9 million and CSOB Leasing a.s., Prague, EUR 0.6 million.

In Belgium (Somotra N.V.) outstanding short term credit lines of EUR 3 million used for car financing for Jaguar Land Rover brands with FGA Capital Belgium SA are secured by reservation of title of the financed cars. Further credit lines for various operational purposes exist with ING Belgique s.a., Brussels, in the total amount of EUR 1.9 million.

Regarding future financing capacity, we refer to the letter of comfort Somotra N.V. received from MVC Capital Inc., USA, in Note 2 and Note 17.

The table below summarizes the maturities and conditions of all financial liabilities, including the financing of cars acquired for business purposes (in EUR thsd):

Debt maturities			Expected
as of December 31, 2015	Carrying Value	Interests	Payments
2016	50,454	3,034	53,488
2017	662	190	852
2018	569	173	742
2019	6,936	162	7,097
2020	67	34	101
thereafter	1,519	212	1,731
Total	60,206	3,805	64,010

As of December 31, 2015, the Company generated a net loss for the year in the amount of EUR -6,585 thsd. Despite this net loss for the year, the Company reports a positive shareholder’s equity as of December 31, 2015 in the amount of EUR 679 thsd. At this point in time, short-term liabilities exceed short-term assets by EUR 13,787 thsd. The parent company MVC Capital, Inc., New York, USA, granted contributions in a total amount of EUR 4,000 thsd. to the Company dated May 29, 2015, October 20, 2015, November 20, 2015 and December 3, 2015. Further liquidity has been provided by MVC Capital Inc. in the total amount of EUR 3,000 thsd. in 2016 (see Note 17). In addition, there exist unlimited credit lines with Ford Banks for Austria and the Czech Republic. Management assumes that future financing and repayment of debts is secured, as sufficient funding and credit lines exist.

Interest expenses for bank loans and car financing amount to EUR 1,710 thsd. in the year ended December 31, 2015.

NOTE    11           INCOME TAXES

VALUATION OF DEFERRED TAX ASSETS AND LIABILITIES

Deferred tax assets and liabilities are recognized based on the future tax consequences attributable to temporary differences that exist between the financial statement carrying value of assets and liabilities and their respective tax bases, and operating loss and tax credit carryforwards on a taxing jurisdiction basis. We measure deferred tax assets and liabilities using enacted tax rates that will apply in the years in which we expect the temporary differences to be recovered or paid.

Our accounting for deferred tax consequences represents our best estimate of the likely future tax consequences of events that have been recognized on our financial statements or tax returns and their future probability. In assessing the need for a valuation allowance, we consider both positive and negative evidence related to the likelihood of realization of the deferred tax assets. If, based on the weight of available evidence, it is more likely than not that the deferred tax assets will not be realized, we record a valuation allowance.

The following table summarizes income tax (benefits) expenses before income taxes by jurisdiction (in EUR thsd.):

2015
Current income tax benefit/(expense)
Austria	(8)
Belgium	0
Czech Republic	0
(8)

Deferred income tax benefit/(expense)
Austria	(15)
Belgium	0
Czech Republic	(27)
(42)
Total	(50)

A reconciliation of income tax (benefit) expense provided using the Austrian federal statutory tax rate of 25 percent to actual income taxes for 2015 was as follows (in EUR thsd):

Income tax benefit/(expense)	2015
Income before income tax	(6,534)
Tax benefit at statutory tax rate	1,634
Valuation allowances	(2,284)
Foreign statutory rate difference	(1)
Tax credit	500
Prior year tax return adjustments	(1)
Other	103
Total	(50)

Unrecognized tax benefits amount of EUR 11.5 million as of December 31, 2015.

Operating losses carried forward from previous years for tax purposes were EUR 37.1 million at December 31, 2015, resulting in a deferred tax asset of EUR 9.4 million as of December 31, 2015. Deferred taxes from unrecognized tax benefits of the current period amount to EUR 2.1 million as of December 31, 2015. Tax losses of EUR 0.3 million expire within three years. There is no expiration date for tax losses of EUR 9.1 million. Tax benefits of operating loss and tax credit carryforwards are evaluated on an ongoing basis, including a review of historical and projected future operating results, the eligible carryforward period, and other circumstances.

In the absence of enough evidence of future profits, management decided to impair the deferred tax asset on, resulting in a valuation allowance of EUR 13.1 million as of December 31, 2015 primarily for deferred tax assets related to tax losses carried forward and unrecognized tax benefits.

Deferred tax assets and liabilities result from differences between assets and liabilities measured for financial reporting purposes and those measured for income tax return purposes. The table below summarizes the significant components of deferred tax assets and liabilities as of December 31, 2015 (in EUR thsd):

Deferred Tax Assets	2015
Personnel provisions	647
Property, plant and equipment	587
Receivables	238
Unused tax losses	9,280
Unused tax credits	2,282
Other	50
Total Gross Deferred Tax Assets	13,084
Less: Valuation Allowance	(12,258)
Total Net Deferred Tax Assets	826

Deferred Tax Liabilities	2015
Property, plant and equipment	0
Inventory	0
Other	0
Total Deferred Tax Liabilities	0

Net Deferred Tax Assets	826

NOTE           12                                  COMMITMENTS, CONTINGENCIES AND CONCENTRATIONS

LITIGATION

As of December 31, 2015 no material claims and proceedings are pending.

Reserves have been established for matters in which we believe that losses are probable and can be reasonably estimated.

CEGEAC

On March 11, 2014 the Belgium subsidiary Cegeac S.A. declared bankruptcy. From the date of the bankruptcy order the company (and therefore, the directors) lost the right to manage its assets. All payments, acts or transactions carried out by the company and all payments made to the company after the declaration of bankruptcy are void. The trustee in bankruptcy represents the company took over the running of the business. The trustee in bankruptcy has wide discretionary powers including a power to sell the assets of the company and to distribute the proceeds to creditors.

These restrictions due to the bankruptcy proceedings and other restrictions limit MVC Automotive Group’s ability to benefit from the investment and maintain a controlling interest in the Belgium subsidiary. Therefore the investment in Cegeac S.A. is stated “at cost” and fully impaired as of December 31, 2015.

In course of the bankruptcy proceedings various legal actions, governmental investigations, claims and proceedings are pending including matters arising out of employment-related matters; dealer, supplier and other contractual relationships. The matters include claims from current and former employees related to alleged unpaid wage, benefit, severance and other compensation matters.

As of December 31, 2015, investments and amounts due from the Belgium subsidiary Cegeac were written off. As of December 31, 2015 the consolidated financial statements include no payables to Cegeac.

In connection with the bankruptcy proceedings for Cegeac in November 2014 potential claims against MVC Automotive Group GmbH have been communicated to the Company. An official claim was sent in October 2015 to all involved parties. A unified defense will be worked out and a D&O insurance is contracted to carry all costs that may incur.

MVC Automotive Group’s Management can not rule out that an adverse outcome from such proceedings could also have negative impact on these consolidated financial statements as of December 31, 2015. Management cannot estimate the reasonably likely outcome of these proceedings.

As of December 31, 2015 no reserves for litigation losses are recorded at consolidated financial statements level. Bankruptcy proceeding and litigation are inherently unpredictable however; and unfavorable resolutions could occur. Accordingly it is possible that an adverse outcome from such proceedings could also have negative impact on companies included in the consolidated financial statements.

GUARANTEES AND INDEMNIFICATIONS

Guarantees and indemnifications are recorded at fair value at their inception. We regularly review our performance risk under these arrangements, and in the event it becomes probable we will be required to perform under the guarantee or indemnification, the amount of probable payment is recorded.

As of December 31, 2015 the maximum potential payments and the carrying value of recorded liabilities related to guarantees and limited indemnities are insignificant.

ARRANGEMENTS WITH KEY SUPPLIERS

From time to time, in the ordinary course of our business, we enter into various arrangements with key suppliers in order to establish strategic and technological advantages. These arrangements do not contain unconditional purchase obligations to purchase a fixed or minimum quantity of goods and/or services with fixed and determinable price provisions.

LONG-TERM WARRANTY AND SERVICE CONTRACTS

We offer customers the opportunity to purchase separately-priced extended warranty and service contracts. In addition, from time to time we sell certain vehicles with a service contract included in the sales price of the vehicle. The revenue from these contracts, as well as our separately-priced extended warranty and service contracts, is recorded as a component of deferred revenue at the inception of the contract and is recognized as revenue over the contract period in proportion to the costs expected to be incurred based on historical information. A Loss on these contracts is recognized if the sum of the expected costs for services under the contract exceeds unearned revenue. The total amount of revenues and expenses related to these contracts is not material.

CONDITIONAL ASSET RETIREMENT OBLIGATIONS

In connection with certain agreements, we have entered into agreements indemnifying certain lessors and other parties with respect to environmental conditions and other closure costs pertaining to real property we leased (owned).

It is not possible to estimate our maximum exposure under these indemnifications or guarantees due to the conditional nature of these obligations. Immaterial amounts have been recorded for such obligations as the majority of them are not probable or estimable at this time and the fair value of the guarantees at issuance was insignificant.

Asset retirement obligations relate to legal obligations associated with retirement of tangible long-lived assets that result from acquisition, construction, development or normal operation of a long-lived asset. An analysis is performed of such obligations associated with all real property owned or leased, including facilities, warehouses and offices. Estimates of conditional asset retirement obligations relate, in the case of owned properties, to costs estimated to be necessary for the legally required removal or remediation of various regulated materials. For leased properties such obligations relate to the estimated cost of contractually required property restoration. At December 31, 2015 accruals for asset retirement obligations were not material.

NON CANCELABLE OPERATING LEASES AND FINANCE LEASES

The following table summarizes our minimum commitments under non cancelable operating leases and Finance leases having initial terms in excess of one year, primarily for property.

The majority of our lease payments are for operating leases. As of December 31, 2015, the future minimum rental commitments under operating and finance leases with non-cancelable lease terms in excess of one year were as follows (in EUR thsd):

Minimum
Operating Leases	commitments
2016	1,585
2017	1,542
2018	1,386
2019	1,386
2020	1,386
Thereafter	3,035
Total	10,320

Rental expense under operating leases was EUR 2,056 thsd. in the year ended December 31, 2015.

	Minimum	Interest	Principal
Finance Leases	commitments	Payments	Payments
2016	269	50	219
2017	259	44	215
2018	166	37	129
2019	101	35	66
2020	101	34	67
Thereafter	1,731	212	1,519
Total	2,626	412	2,214

Interest expense under finance leases was EUR 60 thsd. in the year ended December 31, 2015.

Finance leases included in property, plant and equipment are as follows (in EUR thsd):

Finance Leases - Assets	2015
Land and Buildings	1,970
Machinery and equipment	1,531
3,501
Less accumulated depreciation	(1,313)
Total	2,188

In February 2013 MVC Immobilien GmbH (lessor) and Hypo Tirol Leasing Wiener Betriebsansiedlungen GmbH signed a long term lease agreement in regard to business premises in Brunn am Gebirge. The contract was concluded based on a purchase price for land & buildings of EUR 4.6 million and a no cancelable lease term of 15 years. Because of the purchase obligation for MVC Immobilien GmbH to acquire the premises at the end of the lease term this contract was classified a finance lease.

RENTAL CONTRACTS BUILDINGS

		EUR thsd
Lessor, Site	End of Contract	Annual rent
Fomoco, Vienna	December 2020	380
CPB Immobilien, Vienna	December 2021	390
Puhr, Vienna	March 2025	420
Melchart, Vienna	indefinite	51
Wr. Stadtwerke, Vienna	indefinite	25
Moring, Vienna	indefinite	131
Ursula Deutsch, Vienna	December 2017	110
Doris Haller-Deutsch, Vienna	December 2017	100
ÖBB, Vienna	indefinite	18
Hypo Tirol Leasing, Brunn am Gebirge	February 2028	62
Orech	indefinite	250
Total annual rent		1,937

NOTE           13                                  FAIR VALUE MEASUREMENTS

The following summarizes our financial assets and liabilities measured at fair value for disclosure purposes on a recurring basis as of December 31, 2015 (in EUR thsd):

	2015
	Carrying
	Amount	Fair Value
Cash and cash equivalents	2,175	2,175
Financial Liabilities (Note 10)	60,839	60,839

The estimated fair values have been determined by using available market information and valuation methodologies as described below. Considerable judgment is required in interpreting market data to develop the estimates of fair value.

CASH AND CASH EQUIVALENTS

The carrying value of cash and cash equivalents approximates fair value due to the short maturity of these instruments and consists primarily of cash, marketable securities and time deposits.

FINANCIAL LIABILITIES

We estimate the fair values of our financial liabilities using quoted market prices where available. Where market prices are not available, we estimate fair value by discounting future cash flows using market interest rates, adjusted for non-performance risk over the remaining term of the financial liability.

For certain short-term debt with an original maturity date of one year or less, we assume that book value is a reasonable approximation of the debt’s fair value.

NOTE           14                                  EMPLOYEE RETIREMENT AND OTHER BENEFITS

We sponsor both noncontributory and contributory defined other post employment benefit obligations plans.

We have defined other post employment benefit obligations plans (OPEB), primarily severance and jubilee benefits, in Austria and Belgium covering hourly and salaried employees. The largest portion of our worldwide obligation is associated with Austrian statutory severance payments obligations. Our OPEB plans are unfunded and the benefits are paid from general Company cash.

Employees of MVC Automotive Group which joined the Austrian subsidiaries after 2002 are members of state managed retirement benefit schemes operated by the relevant governments. MVC Automotive Group is required to contribute a 1.54 percent of payroll costs to these schemes to fund the benefits. The only obligation of MVC Automotive Group with respect to these schemes is to make the specified contributions. The assets of the plans are held separately from those of MVC Automotive Group in funds under the control of trustees. The contribution amounts to EUR 20 thsd. in the year ended December 31, 2015.

Defined benefit pension and OPEB plan obligations are measured based on the present value of projected future benefit payments for all participants for services rendered to date. The measurement of projected future benefits is dependent on the provisions of each specific plan, demographics of the group covered by the plan, and other key measurement assumptions. For plans that provide benefits dependent on salary assumptions, we include a projection of salary growth in our measurements. No assumption is made regarding any potential changes to benefit provisions beyond those to which we are presently committed (e.g., in existing labor contracts).

The net periodic benefit costs associated with the Company’s defined benefit pension and OPEB plans are determined using assumptions regarding the benefit obligation as of the beginning of each year. Net periodic benefit costs are recorded in Automotive cost of sales and Selling, administrative, and other expenses. The benefit obligations are determined using assumptions as of the end of each year. The impact of plan amendments and actuarial gains and losses are recorded in Accumulated other comprehensive income/ (loss), and generally are amortized as a component of net periodic cost over the remaining service period of our active employees. Unamortized gains and losses are amortized only to the extent they exceed 10% of the market-related value of the benefit obligation of the respective plan (i.e., outside of corridor).

Curtailment gains or losses are recorded when an event occurs that significantly reduces the expected years of future service or eliminates the accrual of defined benefits for the future services of a significant number of employees. Upon a settlement, we recognize the proportionate amount of the unamortized gains and losses if the cost of all settlements during the year exceeds the interest component of net periodic cost for the affected plan. Expense from curtailments and settlements is recorded in Automotive cost of sales and Selling, administrative, and other expenses.

BENEFIT OBLIGATIONS

The following summarizes the changes in benefit obligations in the year ended December 31, 2015 (in EUR thsd):

	Severance	Jubilee	Total

Defined benefit obligations December 31, 2014	(2,583)	(691)	(3,274)
Current Service costs (-)	(115)	(45)	(160)
Interest costs (-)	(64)	(17)	(81)
Actuarial gains/(losses)	132	131	263
FX adjustments (+/-)	0	0	0
Payments	70	31	101
Defined benefit obligations December 31, 2015	(2,560)	(591)	(3,151)

EXPENSE

The following summarizes the expenses in the year ended December 31, 2015 (in EUR thsd):

	2015
Benefit obligations for	Severance	Jubilee	Total
Service cost	(115)	(45)	(160)
Interest cost	(64)	(17)	(81)
Amortization of:
Actuarial gains/(losses)	(41)	131	90
Net (expense)/income	(220)	69	(151)

ASSUMPTIONS

Assumptions used to determine the benefit obligation and expense were as follows:

	2015
	Severance	Jubilee

Weighted-Average Assumptions used to determine
Benefit Obligations

Discount rate —ongoing benefits	2.40%	2.40%
Rate of compensation increase	2.50%	2.50%

Weighted-Average Assumptions Used to Determine
Periodic Costs:
Discount rate —ongoing benefits	2.50%	2.50%
Rate of compensation increase	3.00%	3.00%

ESTIMATED FUTURE BENEFIT PAYMENTS AND AMORTIZATION

The following table presents estimated future gross benefit payments (in EUR thsd):

	Gross Benefit Payments
	Severance	Jubilee	Total
2016	72	63	135
2017	68	35	103
2018	143	16	159
2019	244	31	275
2020	124	40	164
2021 - 2026	858	237	1,095
Total	1,509	422	1,931

NOTE           15                                  TRANSACTIONS WITH RELATED PARTIES

The Company is and was engaged in transactions with the US ultimate parent company, MVC Capital Inc., with Tekers Holdings, Latvia, 100% owned by MVC Capital Inc. and with the former (until December 2013) Belgian subsidiary, Cégéac S.A. Belgium, on commercial terms in their respective markets, considering the characteristics of the goods or services involved.

MVC INC.

As of December 31, 2015, MVC Capital Inc. had a 100 percent beneficial ownership interest in the Company.

In course of the cross border merger in 2013 MVC Capital Inc. made a capital contribution of USD 5 million (EUR 3.7 million) to MVC Automotive Group GmbH. Additionally the outstanding bridge loan (principal plus interest) of USD 1.8 million (EUR 1.3 million) was converted into further contribution. The total Contribution of Capital recorded in consolidated equity of MVC Automotive Group GmbH was EUR 5 million.

A recapitalization of the MVC Automotive Group GmbH by MVC Capital Inc. by an amount of EUR 2.9 million took place in May 2014. This was partly used to increase the share capital of Somotra N.V. by EUR 2.3 million in 2014 through a contribution in kind for a corresponding amount made by MVC Automotive Group GmbH to the Company.

To improve the capital structure and preserve liquidity a further recapitalization of the MVC Automotive Group GmbH by MVC Capital Inc. by an amount of EUR 4 million took place in 2015. Cash payments were made in May 2015 of EUR 1 million, in October 2015, EUR 1.5 million, in November 2015 EUR 0.5 million and in December 2015 EUR 1 million.

The loan from the shareholder to Somotra N.V. is denominated in US dollars and amounts to EUR 1,709 thsd as of December 31, 2015.

In 2016 an additional loan of EUR 3.0 million was granted from MVC Capital Inc. to MVC Automotive Group GmbH.

CÉGÉAC

On March 11, 2014 the former holding company in Belgium Cégéac S.A. declared bankruptcy. We also refer to Note 12.

TEKERS

On January 2, 2013 MVC Immobilien GmbH (lender) and SIA Tekers Invest, Latvia (borrower) signed a revolving loan agreement up to an amount of EUR 763,500. Repayment date is December 31, 2014 and the applicable interest rate 8.5% per annum. The loan and the related interests amount to EUR 494 thsd. as of December 31, 2015.

RELATED PARTY SUMMARY

Amounts due from and to related parties as of December 31, 2015 were as follows (in EUR thsd):

	2015
	MVC Inc.	Tekers	Total
Amounts due from related parties short-term	0	494	494
Financial liabilities due to related parties short- term (Note 10)	1,709	0	1,709

NOTE           16                                  GEOGRAPHIC INFORMATION

Revenues, net are allocated to geographic areas based on the customer location.

Revenue, net	2015
Austria	106,233
Belgium	23,402
Czech Republic	36,380
Total	166,015

Long-lived assets consist of property, plant and equipment (refer to Note 5) and equipment and other assets on operating leases (refer to Note 12), net of accumulated depreciation and amortization. Long-lived assets by geographic area were as follows (in EUR thsd):

Long-lived Assets	2015
Austria	16,585
Belgium	4,858
Czech Republic	4,966
Total	26,409

NOTE           17                                  SUBSEQUENT EVENTS

Subsequent events have been evaluated through October 27, 2016.

Further, a new credit facility of EUR 800k was granted by Autobank AG, Vienna, Austria in March 2016.

To improve the capital structure and preserve liquidity further loans were granted to MVC Automotive Group GmbH by MVC Capital Inc. by a total amount of EUR 3.0 million. Cash payment were made in June 2016 and October 2016.

MVC Capital Inc. issued a support letter dated September 14, 2016 to the Board of Directors of Somotra N.V. (see Note 2).

NOTE           18                                  DIRECTORS’ REMUNERATION

DIRECTORS’ REMUNERATION

The costs relating to the remuneration of the Board of directors for the year 2015 were EUR 0.4 million.

Vienna, October 27, 2016

The Managing Directors:

Alexander Bittner                Puneet Sanan                     Michael Tokarz          John Kelly